Exhibit 99.1

       EXECUTE SPORTS COMPLETES ACQUISITION OF PACIFIC SPORTS GROUP, INC.

SAN DIEGO, January 19, 2006 (PRIMEZONE) -- Execute Sports, Inc. (EXCS - OTCBB) today announced that it has acquired Pacific Sports Group, Inc., a holding company for several action sports brands, including Academy Snowboards, Kampus Wakeskates, Kampus Shoes, Collective Development Bindings and Collective Development Bags and Softgoods.

Todd M. Pitcher, President of Execute sports, commented that "We are extremely pleased with the PSG transaction, which will enable us to leverage synergies created by the Kampus brands and our Execute watersports programs. In addition, the Academy Snowboard brand has been making noise in the industry for the past couple years with industry awards and a team that has won Transworld's team challenge each of the past couple years led by Chad Otterstrom, Transworld's rider of the year in 2005. We fully intend to support its growth through specialty and the pro shop markets as it expands internationally. We are also extremely excited about launching the Kampus Shoe line in 2007, which has been critically validated as the Water Sports Product of the Year at Europe's ISPO trade show. The PSG brands are an important addition to Execute's portfolio and its objective to become a leading action sports company."

"The acquisition of PSG by Execute is great for our brands, as well as our team riders," stated Duane Pacha, PSG's co-founder, "in that it will provide us with the financial support to get our products into the market in a larger scale and with greater efficiency. It also gives us a much greater opportunity to get behind our riders and support their efforts."

About Execute Sports, Inc.

Based in San Clemente, California, Execute Sports, Inc. develops performance products including wetsuits, vests, rash guards, snowboards, wake skates, bindings, bags and apparel for the action sports industry. The Company's brands include Execute Wetsuits, Academy Snowboards, Kampus Wakeskates and Kampus Shoes, Execute Moto Graphics, Collective Development Bindings and Collective Development Bags. In addition, Execute has an exclusive worldwide license to design, produce and distribute EagleRider apparel through EagleRider's 35 franchises and through the Company's eCommerce site, www.eagleridergear.com. For more information, go to www.executesports.com.

Contacts:

Execute Sports                              Investor Relations
Todd M. Pitcher                             John Bevilacqua
858-518-1387                                604-893-7094

Source:
Execute Sports, Inc.